Exhibit 99.1

Hello, and welcome to our second quarter fiscal year 2012 financial results conference call. Joining us today are Bill Angrick, our Chairman and Chief Executive Officer, and Jim Rallo, our Chief Financial Officer and Treasurer. We will be available for questions after our prepared remarks.

The following discussion or responses to your questions reflect management’s views as of today, May 3, 2012, and will include forward-looking statements. Actual results may differ materially. Additional information about factors that could potentially impact our financial results is included in today’s press release and in our filings with the SEC, including our most recent annual report on Form 10-K.

As you listen to today’s call, we encourage you to have our press release in front of you, which includes our financial results as well as metrics and commentary on the quarter.

During this call, we will discuss certain non-GAAP financial measures. In our press release and our filings with the SEC, each of which is posted on our website, you will find additional disclosures regarding these non-GAAP measures, including reconciliations of these measures with comparable GAAP measures. We also use certain supplemental operating data as a measure of certain components of operating performance, which we also believe is useful for management and investors.  This supplemental operating data includes Gross Merchandise Volume and should not be considered a substitute for, or superior to, GAAP results.

At this time, I’d like to turn the presentation over to our CEO, Bill Angrick.

Thanks Julie. Good morning and welcome to our Q2 earnings call.

I’ll begin this session by reviewing our Q2 financial performance. Next, I will turn it over to Jim for more details on the quarter and on our outlook for FY12. Finally, I will provide context on where we stand in our company’s overall development.

During Q2 Liquidity Services reported very strong financial results as we expanded our share and leadership position in the Reverse Supply Chain market by delivering significant value to our clients and buying customers. We exceeded our guidance range for GMV, adjusted EBITDA and adjusted EPS while continuing to make important investments for the future. Q2 GMV was up 59% YOY to $218.4 million driven by growth in the volume of goods in our retail supply chain and government marketplaces by existing and new clients. Adjusted EBITDA of $30.9 million was up 120% YOY and adjusted EPS during Q2 was $0.52 up 136% YOY driven by improved operating leverage on higher volume.

During the quarter we expanded our market share within both the commercial and public sector markets. Our value proposition is resonating with retailers, manufacturers and public sectors which is reinforcing our network effect and resulting in new client wins in the reverse supply chain market. Our team has done an excellent job handling the increased volumes while maintaining a high level of service and quality to our clients and buying customers.  Our consistent execution has enabled Liquidity Services to become the trusted provider of choice in our industry with over

50 Fortune 500 corporations, over 4,500 federal, state and local government agencies and over 1.7 million registered buyers utilizing our marketplaces.

We also demonstrated during Q2 that we can convert our top line growth into strong cash flows. Q2 operating cash flow was a record $26.4 million, up 178% YOY and we exited the quarter with nearly $105 million in cash.

We are pleased to report that our overall progress has generated strong financial results for our shareholders, exemplified by our adjusted EBITDA of $81.2 million and operating cash flow of $62.2 million over the last 12 months. By continuing to invest in growing our e-commerce business we intend to capture a significant share of the highly fragmented $75 billion reverse supply chain market, while having a positive impact on our client’s financial and environmental sustainability initiatives.

Now let me turn it over to Jim for a more detailed review of our financial results and outlook for FY12.

Thanks Bill

Our record second quarter results reflect market share gains and enhanced service levels and operating efficiencies across our entire business, as a result of investments we have made to support our growth over the last several years.  Our strategy of bringing innovative technology to the reverse supply chain market and our efficient business model has translated into strong results for stockholders.

Our seller base has continued to grow as corporations and public sector agencies focus on reducing costs, improving transparency and working capital flows by outsourcing reverse supply chain activities.  As corporations and public sector agencies increasingly prefer service providers with a proven track record, innovative technology solutions and demonstrated financial strength, we have continued to penetrate our large highly fragmented markets.

We continue to implement the Jacobs Trading acquisition according to our original plan.  The network effect of the integration is creating efficiencies for our selling and buying customers.  These efficiencies continue to bring new sellers into our marketplace and have enabled us to increase our operating performance creating margin improvements as we scale our commercial business.  As we improve operating efficiencies and service levels, we expect our competitive position to strengthen.

Our strong results for the quarter were driven by record volumes in both our retail supply chain group, which has its seasonal high in the second quarter, and public sector verticals.  We implemented several new programs during the quarter, which ramped up faster than anticipated, driving acceleration in gross merchandise volume, or GMV, during the quarter.

Next I will comment on our second quarter financial results, which came in above our guidance ranges.

Total GMV increased to a record $218.4 million up 58.6% year over year.

GMV in our commercial marketplaces increased to a record $128.2 million up 112.1% year over year as a result of the strong performance already discussed, the Jacobs Acquisition on October 1, 2011 and the TruckCenter.com acquisition on June 1, 2011.

GMV in our GovDeals, or state and local government, marketplace increased to a record $37.0 million up 41.8% year over year as we continue to add new clients thus further penetrating the $3.0 billion state and local government market.

GMV in our DoD surplus marketplace increased to a record $33.9 million up 21.4% year over year as a result of increasing property flow from the DoD and a higher mix of high value capital assets such as rolling stock.

GMV in our DoD scrap marketplace decreased to $19.3 million or 6.2% year over year as a result of decreasing property flow from the DoD.

Total revenue increased to a record $112.2 million up 40.6% year over year, primarily due to the GMV growth discussed.

Technology and operations expenses increased 16.4%, to $15.8 million, year over year, primarily due to the acquisitions of Jacobs Trading and TruckCenter.com.  As a percentage of revenue, these expenses decreased to 12.6% from 15.2%.

Sales and marketing expenses increased 16.2%, to $6.9 million, year over year, primarily due to (1) expenses of $0.4 million in staff wages, including stock based compensation; and (2) expenses of $0.6 million for the acquisitions of Jacobs Trading and TruckCenter.com.  As a percentage of revenue, these expenses decreased to 5.5% from 6.6%.

General and administrative expenses increased 21.1%, to $8.2 million, year over year, primarily due to (1) expenses of $0.6 million in staff wages, including stock based compensation; and (2) expenses of $0.6 million for the acquisitions of Jacobs Trading and TruckCenter.com.  As a percentage of revenue, these expenses decreased to 6.5% from 7.6%.

The year over year comparisons of adjusted EBITDA, adjusted net income and adjusted diluted earnings per share include the losses from our U.K. operations in the prior year.  We closed our U.K. operations effective September 30, 2011.

Adjusted EBITDA grew 120.3%, year over year, to a record $30.9 million.  Adjusted EBITDA margin as a percentage of GMV increased to a record 14.1% from 10.2%, driven by operating efficiencies in our retail supply chain marketplaces.  We expect Adjusted EBITDA margins to be around 13.0% for fiscal year 2012, which is an increase from our prior estimate of approximately 12.0%.

Adjusted net income was a record $17.2 million for the quarter, up 176.0% year over year.  Adjusted diluted earnings per share was a record $0.52, for the quarter, up 136.4% year over year, based on approximately 32.8 million diluted weighted average shares outstanding.

The Company continues to demonstrate strong cash flow generation and growth as our overall working capital continues to be a source of cash. During the second quarter, LSI generated a record $26.4 million of operating cash flow an increase of 178.0% year over year.

We continue to have a strong balance sheet.  At March 31, 2012, we had a cash balance of $104.8 million, current assets of $155.1 million and total assets of $353.5 million, with $74.1 million in working capital.  We have debt of $40.0 million, in the form of a subordinated note.  In addition, as previously announced, we increased our line of credit from $30.0 million to $75.0 million during the quarter.  Currently, the Company has not drawn on this line of credit.

Capital expenditures during the quarter were $0.9 million.  We expect capital expenditures to be $5.0 to $6.0 million for fiscal year 2012, which is consistent with last fiscal year.

Management is providing the following guidance for the next quarter and fiscal year 2012.  We have assumed that we will once again receive the annual incentive payment under the DoD Scrap Contract in the third quarter of fiscal year 2012.

We expect GMV for fiscal year 2012 to range from $760 million to $800 million, which is an increase from our prior guidance range of $700 million to $740 million.  We expect GMV for the fiscal third quarter of 2012 to range from $205 million to $215 million.

We expect adjusted EBITDA for fiscal year 2012 to range from $96 million to $100 million, which is an increase from our prior guidance range of $83 million to $87 million.  We expect adjusted EBITDA for the fiscal third quarter of 2012 to range from $26 million to $28 million.

We estimate adjusted earnings per diluted share for fiscal year 2012 to range from $1.64 to $1.70, which is an increase from our previous guidance range of $1.32 to $1.38.  For the fiscal third quarter of 2012, we estimate adjusted earnings per diluted share to range from $0.43 to $0.46.  This guidance assumes that we have an average fully diluted number of shares outstanding for the year of 33.2 million, and that we will not repurchase shares with the approximately $18.1 million yet to be expended under the share repurchase program.

Thanks Jim.

As we reflect on our strong Q2 results, let me make a few observations on the macro trends affecting our business and our role in light of these trends.

•                  In a low growth economy, commercial and government agencies of all sizes will continue to focus on solutions that drive efficiencies. Liquidity Services provides the most efficient solution in the reverse supply chain and enables clients to reduce operating costs, maximize recovery and free up space and human resources to redeploy into their core business.

•                  The $75 billion reverse supply chain market and asset recovery process will move online, just as other business functions have, to capture efficiencies, transparency and better value. This transition is going to be big and global and is still in its early stages.  As the market leader Liquidity Services will provide the expertise, marketplace platform and to accelerate this trend.

•                  In the reverse supply chain, the world’s largest corporations and public sector agencies will seek financially strong, innovative service providers that: (i) cover the full range of products used in their business footprint and supply chain, (ii) support all geographic regions where they conduct business, (iii) are secure and compliant with local, federal and international laws and (iv) integrate with their IT and financial infrastructure to improve the disposition process. Liquidity Services uniquely meets all of these needs.

At the beginning of FY12 we established a long term goal of tripling our business to $1.5 billion of GMV and $150 million of EBITDA. I am pleased to report that we are well on our way to achieving these objectives.  Our team has a passion to improve our business every day and deliver innovative solutions that transform the global Reverse Supply Chain. Our entire team looks forward to continuing to significantly grow our business while maintaining the highest standards of integrity, service and quality to our clients and buying customers. Thanks for your attention and we will now open up the call to questions.